FOR IMMEDIATE RELEASE

NUZEE (D/B/A/ COFFEE BLENDERS®) ANNOUNCES CO-PACKING AGREEMENT FOR SINGLE SERVE POUR-OVER COFFEE WITH GEVALIA® KAFFE, A KRAFT HEINZ COMPANY BRAND

VISTA, Calif., July 30, 2019 /PRNewswire/ -- NuZee, Inc. (OTCQB: NUZE) ("NuZee" or "the Company"), a specialty coffee company and a leading U.S. single serve pour over coffee producer and co-packer that wants to revolutionize the way coffee is enjoyed in America, announced today that it has signed a co-packing agreement with Gevalia® Kaffe, a Kraft Heinz brand.  Under the terms of the agreement, NuZee will prepare and custom package coffee supplied by Kraft Heinz into a single serve pour-over pouch for sale under the Gevalia® Kaffe brand.  Production at NuZee's facility in Vista, California commenced in early May.

“This launch is at the foundation of our Café at Home platform, a line of products that allows consumers to experience their favorite café beverage in the comfort of their own home without the need for a special brewer,” said Greg O’Neil, Brand Manager for Premium Coffee. “We’re thrilled to partner with NuZee, Inc. to help bring our vision for Gevalia® to life.”

“This is our first co-packing agreement with a global food manufacturer, and we believe that the size of the client and the potential opportunity provide NuZee with significant momentum,” said Masa Higashida, NuZee's Chief Executive Officer. “The Gevalia® Kaffe offering will be the first major branded single-serve pour-over coffee product available to U.S. consumers.  This reflects Kraft Heinz’s history of supporting and creating innovative new food and beverage products.”

Mr. Higashida noted that single-serve pour-over coffee is a common and popular brewing method in Asia.  The market in Japan alone is estimated to be approximately 2.5 billion cups per year.

NuZee's Vista facility is the only currently operating and certified single-serve pour-over coffee manufacturing and co-packing facility in the United States.  NuZee owns the exclusive North America rights to utilize the machinery used to manufacture this product. The Company previously announced plans to open a new manufacturing hub in Plano, Texas that should be operational later this year.  In 2018, NuZee's Vista facility received Level 2 SQF Certification.  The facility is also Fair Trade, Organic, Halal, and Kosher certified.

“NuZee is continuing to position its business towards the manufacture of single-serve pour-over coffee, with a focus on co-packing and private labeling for regional and global brands,” said Travis Gorney, President and COO.  “Today’s announcement reflects our continuing progress towards re-

shaping our business and elevating NuZee’s industry’s profile. We are in dialogue with other such large global companies and expect to continue the growth of our co-packing business.”

Learn more about NuZee’s co-packing capabilities at https://pourovercopacking.com.

About NuZee and Coffee Blenders

NuZee, Inc. (d/b/a Coffee Blenders®) is a specialty coffee company and a leading U.S. single-serve pour-over coffee producer and co-packer. We own highly sophisticated packing equipment developed in Asia for pour over coffee production and possess exclusive agreements that restrict                    North American competitors’ access to equipment and pour over filters.  Our products are available at various retail locations across the United States, Japan and Korea, and online retailers.   Our SQF level 2 facility is certified Fair Trade, Organic, Kosher, and Halal.

ABOUT THE KRAFT HEINZ COMPANY

For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (NASDAQ: KHC). Our Vision is To Be the Best Food Company, Growing a Better World. We are one of the largest global food and beverage companies, with 2018 net sales of approximately $26 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit http://www.kraftheinzcompany.com/ or follow us on LinkedIn and Twitter.

Forward Looking Statements

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to the Company’s ability to secure orders under the new co-packing agreement, increase production, product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

NuZee: Investor Relations:

Shanoop Kothari   Devin Sullivan

SVP and Chief Financial OfficerSenior Vice President

(713) 530-7688The Equity Group Inc.

shanoop@coffeeblenders.com (212) 836-9608

dsullivan@equityny.com

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